                                                                    Exhibit 12-B

                        Delmarva Power & Light Company

          Ratio of Earnings to Fixed Charges and Preferred Dividends
                            (Dollars in Thousands)

                                              12 Months
                                                 Ended
                                            September 30,                         Year  Ended  December  31,
                                                              ------------------------------------------------------------------
                                                 1998           1997           1996           1995          1994         1993
                                            -------------     --------       --------       --------      -------      -------
Net income                                     $117,464        $105,709      $116,187      $117,488       $108,310     $111,076
                                               --------        --------      --------      --------       --------     --------

Income taxes                                     76,422          72,155        78,340        75,540         67,613       67,102
                                               --------        --------      --------      --------       --------     --------

Fixed charges:
   Interest on long-term debt
        including amortization of
        discount, premium and
        expense                                  80,916          78,350        69,329        65,572         61,128       62,651
   Other interest                                10,155          12,835        12,516        10,353          9,336        9,245
   Preferred dividend require-
        ments of a subsidiary
        trust                                     5,687           5,687         1,390             -              -            -
                                               --------        --------      --------      --------       --------     --------
        Total fixed charges                      96,758          96,872        83,235        75,925         70,464       71,896
                                               --------        --------      --------      --------       --------     --------

Nonutility capitalized interest                       -            (208)         (311)         (304)          (256)        (246)
                                               --------        --------      --------      --------       --------     --------

Earnings before income taxes
   and fixed charges                           $290,644        $274,528      $277,451      $268,649       $246,131     $249,828
                                               --------        --------      --------      --------       --------     --------

Fixed charges                                  $ 96,758        $ 96,872      $ 83,235      $ 75,925       $ 70,464     $ 71,896

Preferred dividend requirements                   7,195           7,556        14,961        16,185         15,948       14,803
                                               --------        --------      --------      --------       --------     --------

                                               $103,953        $104,428      $ 98,196      $ 92,110       $ 86,412     $ 86,699
                                               --------        --------      --------      --------       --------     --------

Ratio of earnings to fixed charges
   and preferred dividends                         2.80            2.63          2.83          2.92           2.85         2.88

For purposes of computing the ratio, earnings are net income plus income taxes and fixed charges, less nonutility capitalized interest. Fixed charges consist of interest on long- and short-term debt, amortization of debt discount, premium, and expense, dividends on preferred securities of a subsidiary trust, plus the interest factor associated with the Company's major leases, and one-third of the remaining annual rentals. Preferred dividend requirements represent annualized preferred dividend requirements multiplied by the ratio that pre-tax income bears to net income.

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